Exhibit 23.2

Norman T. Reynolds Law Firm
3262 Westheimer Road, Suite 234
Houston, Texas 77098
Telephone (713) 503-9411
Telecopier (713) 456-2509

August 17, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C.  20549

Re:          American Restaurant Concepts, Inc. – Form S-8

Gentlemen:

We have acted as special counsel to American Restaurant Concepts, Inc., a Florida corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 8,500,000 shares of its common stock, par value $0.01 per share, which are issuable pursuant to the American Restaurant Concepts, Inc. 2011 Stock Incentive Plan.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds Law Firm